Exhibit 99.1

U.S. Goldmining mobilizes Field teams to execute on 2023 Exploration program at whistler GoLD-CoPPER project, Alaska

Vancouver, British Columbia – May 30, 2023 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) is pleased to announce that following the successful completion of its initial public offering in April 2023 which raised US$20 million (the “IPO”), the Company has approved its 2023 exploration program and budget. The Company has started executing its plans to unlock the value of the Company’s Whistler gold-copper project (“Whistler”) in Alaska, USA and has mobilized field teams to commence exploration activities.

Highlights:

●	Phase 1 of the Company’s inaugural exploration program has commenced with field crews undertaking rehabilitation work on the existing Whistler camp which will enable the commencement of core drilling, mine engineering and environmental baseline studies later in the 2023 summer field season.

●	The Company’s board of directors has approved a budget to commence and execute Phase 1 of a two-year exploration program, including core drilling of up to 10,000 meters at the Whistler project.

●	The Company is fully permitted to commence exploration activities at Whistler following the receipt of permits in September 2022 from the Alaska Department of Natural Resources, and the exploration program is fully funded following the recently completed IPO.

●	U.S. GoldMining is committed to responsible exploration and mining practices and strives to make investments that support the local economy, environmental sustainability and social responsibility.

Tim Smith, Chief Executive Officer of U.S. GoldMining, commented: “US GoldMining is now fully funded and permitted to start our inaugural exploration program at Whistler. We have engaged leaders in the industry with significant local knowledge to execute our exploration plans and we are excited to commence the Phase 1 program. With several exploration targets already identified, we are eager to get to work and drive forward the rediscovery of Whistler.”

The Whistler camp contains the essential infrastructure and equipment required to re-start exploration this coming summer. The camp is located adjacent to the fully operational Whiskey Bravo Airstrip and just 6 kilometers from the Whistler gold-copper deposit via an existing access road. Renovation of the existing camp and construction of additional facilities to support operational requirements is expected to be completed in July 2023, ready for commencement of exploration activities and drilling by August of this year.

The Company has appointed Equity Exploration Consultants Ltd. (“Equity Exploration”) to manage the geological and exploration functions at Whistler, including the planned drilling program. Equity Exploration has over 30 years servicing the exploration industry, including extensive porphyry copper-gold expertise, significant experience operating in Alaska, and with management having had direct previous field experience at Whistler from historic exploration campaigns.

Alaskan camp build and logistics company Yukuskokon Professional Services, LLC. (“Yukuskokon”) has been commissioned to complete the camp renovations and construction, followed by opening and management of the Whistler camp and additional field support services. Yukuskokon is currently operational in the district and thus brings significant local knowledge, experience and operational synergies to the project.

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the Whistler gold-copper project, located 170 km (105 miles) northwest of Anchorage, Alaska, U.S.A. The Whistler project consists of several gold-copper porphyry deposits and exploration targets within a comprehensive regional land package totaling approximately 217.5 sq km (53,700 acres). Visit www.usgoldmining.us for more information.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chair

Tim Smith, Chief Executive Officer

Telephone: (604) 388-9788

Email: info@usgoldmining.us

Technical Information

Tim Smith, P.Geo., Chief Executive Officer of U.S. GoldMining, has supervised the preparation of this news release and has reviewed and approved the scientific and technical information contained herein. Mr. Smith is a “qualified person” as defined in NI 43-101.

Forward-Looking Statements

This news release contains certain forward-looking statements, including forward-looking information within the meanings of applicable Canadian securities laws and within the meaning of the United States federal securities laws (collectively, “forward-looking statements”). Such statements include statements with regard to the Company’s expectations regarding the Whistler project, planned exploration and development work and the potential to expand existing resource estimates. Words such as “expects”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the applicable Canadian regulatory authorities and with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the IPO, as well as other filings made by the Company with the applicable Canadian regulatory authorities available on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.